UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2018

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     On January 15, 2018, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Zimmer Biomet Holdings, Inc. (the “Company”) approved the Zimmer Biomet Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”), to be effective as of January 15, 2018. The Company does not have employment agreements with its executives, and the Executive Severance Plan is intended to provide severance benefits to certain executives of the Company in the event of a qualifying involuntary termination of their employment under certain circumstances not involving a change in control of the Company.

Employees of the Company or a direct or indirect subsidiary or affiliated company are eligible to participate in the Executive Severance Plan if they are a designated member of the Company’s Operating Committee, which currently consists of the Company’s executive officers and certain other members of senior management. An executive will not be eligible to participate in the Executive Severance Plan if he or she (i) is eligible to receive or has received an offer of severance benefits from the Company under an employment agreement or a change in control agreement, (ii) is entitled to long-term disability benefits under a Company long-term disability plan, and/or (iii) has agreed in writing not to participate. Participants in the Executive Severance Plan are not eligible to participate in or receive benefits under the Company’s Restated Severance Plan, which generally applies to full-time employees based in the United States or Puerto Rico.

Under the Executive Severance Plan, following a termination by the Company of a participant’s employment, unless his or her employment is terminated for misconduct or any of the other reasons specified in the Executive Severance Plan, a participant will be eligible to receive a lump-sum severance amount equal to 2.0 times (for the President and Chief Executive Officer) or 1.0 times (for the other members of the Operating Committee) the sum of (i) the participant’s annualized base salary in effect when the termination occurs and (ii) the participant’s target annual bonus amount in effect when the termination occurs. Participants eligible to receive severance benefits under the Executive Severance Plan and who are covered under COBRA will also be eligible to receive a lump-sum amount equal to the then-current monthly COBRA premium (for medical and dental insurance only) in effect the day prior to the separation date, multiplied by 24 for the President and Chief Executive Officer and by 12 for the other members of the Operating Committee. Eligible participants will also be offered outplacement services with a value not to exceed $25,000, or an equivalent cash benefit in the plan administrator’s discretion.

In addition to the foregoing benefit amounts, effective January 1, 2019, if a participant’s employment is terminated on or after January 1 but prior to the payment date for bonuses related to the previous calendar year under the Company’s Executive Performance Incentive Plan (“EPIP”), and the participant was eligible to participate in the EPIP immediately prior to the separation and is entitled to severance benefits under the Executive Severance Plan, the participant’s severance benefit under the Executive Severance Plan will be increased by the value of the bonus the participant would have received under the EPIP, if any, had the participant remained employed on the payment date.

To receive benefits under the Executive Severance Plan, a participant must sign and not revoke a general release of claims in the form provided by the Company, and the participant must work through the scheduled termination date. If requested, a participant must also enter into a confidentiality, intellectual property and/or restrictive covenant agreement in the form provided by the Company. Severance payments under the Executive Severance Plan will be made in lump-sum form, less tax withholdings and any amounts owed to the Company, as soon as administratively feasible, subject to any required delay under Section 409A of the Internal Revenue Code. If a participant violates or breaches any term of the Executive Severance Plan or the general release or any restrictive covenant agreement with the Company, or if facts are later disclosed or discovered that could have supported the participant’s termination for cause and would have rendered the participant ineligible to receive severance benefits under the Executive Severance Plan, then the participant will forfeit any and all rights to benefits under the Executive Severance Plan and, to the extent benefits have already been paid to the participant, must repay the full amount within 15 days of written notice from the Company.

The Committee may amend the Executive Severance Plan from time to time to provide for different severance benefits and/or severance benefit terms and conditions, or to eliminate severance benefits entirely, for all or a portion of the Company’s executives.

The foregoing description of the Executive Severance Plan is not complete and is subject to and qualified in its entirety by reference to the plan, which is attached as Exhibit10.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Zimmer Biomet Holdings, Inc. Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2018

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary